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                                                                     EXHIBIT F-1

                                October __, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.

Washington, D.C.  20549

Re:      Allegheny Energy, Inc.
         Allegheny Energy Supply Company, LLC
         Application-Declaration, File No. 70-____

Dear Sir or Madam:

         I deliver this opinion to you for filing as Exhibit F-1 to the Application-Declaration referenced above (the "Amendment"). Briefly stated, Allegheny Energy, Inc. ("Allegheny") and Allegheny Energy Supply Company, LLC ("AE Supply"), and collectively with Allegheny, the "Applicants") are seeking modifications to the financing authorization under an order in Holding Co. Act Release No. 27486 (December 31, 2001), as supplemented by Holding Co. Act Release No. 27521 (April 17, 2002) and Holding Co. Act Release No. 27579 (Oct. 17, 2002).

         I am a member of the bar of the Commonwealth of Pennsylvania. I am not a member of the bar of any other state of the United States in which the Applicants are qualified to do business and do not hold myself out as an expert in the laws of such states, although I have consulted and will consult with counsel to the Applicants who are experts in such laws. For purposes of this opinion, to the extent I deemed necessary, I have relied on advice from counsel employed or retained directly or indirectly by the Applicants.

         In connection with this opinion, I or attorneys in whom I have confidence, have examined originals or copies, certified or otherwise identified to my satisfaction, of such records and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions expressed in this letter. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon statements contained in the Amendment.

         The opinions expressed below are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

         (a) The Commission shall have duly entered an appropriate order or orders with respect to the proposed transactions, as described in the Amendment, permitting the Amendment to become effective under the Act and the rules and regulations thereunder,
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         and the proposed transactions are consummated in accordance with the
         Amendment and the Commission's orders.

         (b) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed.

         (c) Appropriate corporate actions will have been taken by the Applicants and the documents transferring the securities will have been duly authorized, executed and delivered with all appropriate transfer or other taxes paid.

         (d) The Applicants will at the time of the proposed transactions be validly incorporated or validly formed business entities in the jurisdictions in which they are domiciled.

         Based upon the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, it is my opinion that, in the event that the proposed transactions are consummated in accordance with the Amendment:

         (a) all state laws applicable to the proposed transactions will have been complied with;

         (b) the issuer of any securities proposed in the Amendment is validly organized and duly existing;

         (c) any debt security issued pursuant to the proposed transactions is a valid and binding obligation of the issuer or guarantor in accordance with its terms;

         (d) the Applicants will legally acquire any securities or assets subject to the Amendment; and

         (e) the consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by the Applicants or any of their respective subsidiaries and associate companies.

         I hereby consent to the filing of this opinion as an exhibit to the Amendment.

                                        Very truly yours,


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                                        Thomas K. Henderson
                                        Vice President